UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549

                                 FORM 8-K

                  PURSUANT TO SECTION 13 OR 15(D) OF THE
                      SECURITIES EXCHANGE ACT OF 1934


                              JANUARY 7, 1999
                      COMMISSION FILE NUMBER: 0-13368



                    FIRST MID-ILLINOIS BANCSHARES, INC.
            (Exact name of Registrant as specified in its charter)



       DELAWARE                             37-1103704
(State or other jurisdiction of    (I.R.S. employer identification No.)
 incorporation or organization)



             1515 CHARLESTON AVENUE, MATTOON, ILLINOIS  61938
             (Address and Zip Code of Principal Executive Offices)



                              (217) 234-7454
             (Registrant's telephone number, including area code)



ITEM 5: OTHER EVENTS

PRESS RELEASE:

A copy of the Corporations press release dated January 7, 1999, is provided as an attachment to this form 8-K.





                                SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              FIRST MID-ILLINOIS BANCSHARES, INC.


Date: JANUARY 7, 1999              By: /S/ DANIEL E. MARVIN, JR.

                                    Daniel E. Marvin, Jr.
                                    President and Chief Executive Officer



ATTACHMENT


FIRST MID-ILLINOIS BANK & TRUST
1515 CHARLESTON AVENUE
MATTOON, ILLINOIS 61938


PRESS RELEASE:
For Immediate Release
January 7, 1999

       First Mid-Illinois Bank & Trust announced today that it has reached agreement to acquire Bank One Illinois' banking operations in Monticello, Taylorville and Deland.

      Daniel E. Marvin, Jr., Chairman of First Mid-Illinois Bank & Trust, said, "We are pleased to be able to add Monticello, Taylorville and Deland to the growing list of communities we serve in east central Illinois. First Mid-Illinois operates with a community banking philosophy where decisions are made at the local level. These communities are logical extensions to our market and we look forward to becoming an active partner in the communities we serve."

     The agreement is subject to regulatory approval and the transaction is expected to be completed in early spring, 1999. Through the transaction, Bank One's customers in these communities will become customers of First Mid-Illinois Bank & Trust.

     John M. Remsen, Jr., President of First Mid-Illinois Bank & Trust, said, "We are excited about this opportunity and we believe the transition will be a smooth one for the customers. We will communicate with our new customers well in advance of the actual transfer. Our primary mission is to offer banking services which exceed our customers' expectations and no other aspect of our relationship can be more important than making new customers feel comfortable with First Mid-Illinois' products and services."

     First Mid-Illinois Bank & Trust, headquartered in Mattoon, Illinois, is a subsidiary of First Mid-Illinois Bancshares and has total assets of $530 million. This transaction when completed is expected to add approximately $70 million to First Mid-Illinois' totals. First Mid-Illinois operates full service community banking facilities in Charleston, Mattoon, Neoga, Sullivan, Arcola, Tuscola, Effingham, Altamont and Urbana. When completed, Monticello, Taylorville and Deland will become a part of the First-Mid family.

     For further information, please contact Daniel E. Marvin, Jr., Chairman of the Board at 217-234-7454.

                                - End -